Exhibit 99.1
Pinnacle Airlines Announces Continuation of Pilot Talks
MEMPHIS, TN, April 2, 2007 — Pinnacle Airlines Corp. (NASDAQ: PNCL) (“Pinnacle” or the “Company”) today announced that it expects to continue negotiations with its Pilots after not meeting the Company’s March 31, 2007 goal for an agreement.
Under the Company’s amended Airline Services Agreement (“ASA”) with Northwest Airlines, Inc. (“Northwest”), Pinnacle was awarded 17 CRJ 200 aircraft in December 2006. Pinnacle was required to have reached an agreement with its pilots by March 31, 2007 or Northwest obtains the right to remove these 17 CRJ-200 aircraft. Fifteen of those17 aircraft were added into service during first quarter 2007.
”Although I am extremely disappointed we have not reached an agreement, tremendous progress has been made and I appreciate the hard work of the Pilot’s negotiating committee to move these discussions forward,” said Philip H. Trenary, Pinnacle’s President and Chief Executive Officer. “Reaching an agreement is important to all our stakeholders — Pilots, other employee groups, investors — and we will continue to work diligently to reach an agreement.”
On March 1, 2007, Pinnacle announced that it had reached a four-year agreement with United Steel Worker Local 772, which represents the airline’s flight attendants.
“We are proud that we can offer our flight attendants a comprehensive package that meets their needs and ensures the continued growth of our airline,” Trenary continued. “Likewise, we are offering our pilots a progressive agreement that provides for significant work rule improvements and brings compensation in-line with industry standards.”
As a result of Northwest obtaining the right to remove the 17 aircraft, the size of Pinnacle’s stipulated unsecured claim against Northwest will increase by $42.5 million. Receipt of this claim partially off-sets the loss of income associated with these 17 aircraft.
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About Pinnacle
Pinnacle Airlines Corp., an airline holding company, is the parent company of Pinnacle Airlines, Inc. and Colgan Air, Inc. Pinnacle Airlines, Inc. operates under the name Northwest Airlink and operates 129 Canadair Regional Jets in the United States and Canada. Colgan Air, Inc. operates as Continental Connection, United Express and US Airways Express. Colgan Air operates a fleet of 40 Saab 340 and 11 Beech 1900 turbo-prop regional airliners.
Forward-Looking Statements
This press release contains various forward-looking statements that are based on management’s beliefs, as well as assumptions made by and information currently available to management. Although Pinnacle believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Such statements are subject to certain risks, uncertainties and assumptions, including those set forth in our filings with the Securities and Exchange Commission, which are available to investors at our web-site or online from the Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove erroneous, actual results may vary materially from results that were anticipated or projected. Pinnacle does not intend to update these forward-looking statements before its next required filing with the Securities and Exchange Commission.
Contact: Philip Reed 901.348.4257